Exhibit 99.14

Schmidt Automotive Research

www.schmidtautomotiveresearch.com

Rostocker Strasse 15A, Ottersberg 28870

Lower Saxony, Germany

+49 4205 / 591 5966 | +49 151443 40331

09.03.2025

Herewith we at Schmidt Automotive Research confirm that Aiways Europe is allowed to use, work with or to quote our monthly European Electric Car Study report at any applications concerning their merger with HUDA.

/s/ Matthias Schmidt
Matthias Schmidt
Director/Founder

Registered Office: Matthias Schmidt

Rostocker Strasse 15A,Ottersberg 28870, Lower Saxony, Germany

DE 324010859